UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
February 17, 2010

TNP STRATEGIC RETAIL TRUST, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-154975	90-0413866
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1900 Main Street, Suite 700
Irvine, California 92614
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (949) 833-8252
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 17, 2010, TNP Strategic Retail Trust, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company authorized the Company’s officers to pursue the acquisition of Waianae Mall, an approximately 170,275 square foot multi-tenant retail center consisting of 11 buildings located in Honolulu, Hawaii (the “Waianae Property”). An affiliate of the Company’s sponsor has entered into a purchase agreement to purchase the Waianae Property for an aggregate purchase price of $25,688,000, including the assumption of debt on the property. The Company intends to purchase the Waianae Property using debt financing and funds raised through its public offering of common stock. The Company anticipates paying an acquisition fee of 2.5% of the purchase price to its advisor, TNP Strategic Retail Advisor, LLC. The Company expects to close the acquisition in the first quarter of 2010, however, there is no assurance that the closing will occur within this timeframe, or at all.
     This potential acquisition is subject to substantial conditions to closing including: (1) the sale of a sufficient number of shares of the Company’s common stock in its public offering to fund a portion of the purchase price for the Waianae Property; (2) the approval of the servicer for the existing indebtedness on the Waianae Property to be assumed by the Company and the receipt of other applicable third-party consents; and (3) the absence of a material adverse change to the Waianae Property prior to the date of the acquisition. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.
Date: February 18, 2010	By:	/s/ Wendy J. Worcester
Wendy J. Worcester
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 17, 2010